Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (No. 333-138958, No. 333-141885, 333-149739, 333-158333, 333-165619, 333-172881 and 333-180100) and Form S-3 (No. 333-164594, 333-165618 and 333-181074) of our report dated March 6, 2013 relating to the consolidated financial statements and financial statement schedule of Solta Medical, Inc. and subsidiaries, and the effectiveness of Solta Medical, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solta Medical, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

San Francisco, California

March 6, 2013